US Precious Metals, Inc. (USPR) Announces Completion of

Geophysical Ground Surveying

MARLBORO, N.J., June 18th, 2014-US Precious Metals, Inc. (USPR:OTCQB) announces that on June 14, 2014, Mesa Acquisition Group, LLC, its Joint Venture partner, completed the ground work or Phase 2 of identifying and defining mineralization previously depicted by satellite imagery. Consorcio de Tecnologias Avanzadas de Columbia Ltda, its sub-contractor carried out the ground work which consisted of two specific geophysical techniques; "Forming Short-Pulsed Electromagnetic Fields" (FSPEF) and "Vertical Electric-Resonance Sounding" (VERS). An 8 person ground crew worked on site for a total of 15 days, taking 210 readings in 70 kilometers of lines, concentrating mainly on the 71 identified satellite imagery anomalies. In addition, the geophysical survey was significantly expanded to include areas well outside the original contracted area. These areas included terrain in the north where sulfide veins occur on the surface, to the east where higher grade anomalies were detected and to the south in an area known as Cuendeo, which has received limited exploration work in prior years.

The data has been collected and delivered to the sub-contractors main offices in Kiev, Ukraine and the Company expects results through its joint venture partner shortly. The Company believes that these results will map and provide an estimate of mineralized material for each of the 71 anomalies. USPR intends to correlate these results with the core drill assays conducted in 2008 and 2010. USPR maintains all drill cores and resulting data at its lab facility in Morelia, Mexico.

Mr. Jerry Pane, CEO USPR stated, “We are delighted to have the second phase of this high-technology work completed. Our partner, Mesa Acquisition Group, and the Company are extremely excited as we await these results. Mesa Acquisition Group continues to move forward with major work in terms of security and infrastructure under Phase 2 of our JV agreement and the design of mining and milling systems under Phase 3 of the agreement”.

Mr. Pane continued, “USPR is currently in discussions to use this satellite technology to detect gold, silver and copper on the balance of our 37,000 acre concession. In addition, we have started making plans to begin a new drilling campaign to drill on our identified anomalies in order to prove these results in anticipation of the additional satellite imagery. Moreover, we, along with Mesa Acquisitions, feel strongly that sufficient surface mineralization has been identified to commence a small-scale mining and revenue program. In this regard, ground samples have been sent to labs to be analyzed to determine prospective mining locations, and management of both companies currently vetting equipment and infrastructure plans.”

In preparation for the expected commencement of Phase-3 under the Joint Venture, major infrastructural work continues with the building and improvement of roads and bridges leading to the property that will provide necessary access for all future operations.

1

About USPR:

US Precious Metals, Inc. is an exploration stage company engaged in the acquisition, exploration and development of mineral properties. We focus on gold, silver and copper primarily located in the State of Michoacán, Mexico owning exploration and exploitation concessions to approximately 37,000 contiguous acres of mineral rights, www.usprgold.com.

This press release may contain certain "forward-looking statements" involving known and unknown risks, uncertainties, and other factors, which may cause actual results, performance, or achievements of the Company to be materially different from any future results expressed or implied by the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements after the date of such statements.\

Contact:

Steve Chizzik
Investor relations
The Verrazano Group, LLC

+1(973) 232 5132